UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 12, 2014
Date of Report (Date of earliest event reported)

PACIFIC METALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54629	43-2110431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1255 W. Rio Salado Parkway Suite 215 Tempe, AZ	85281
(Address of principal executive offices)	(Zip Code)

(416) 214-1483
Registrant's telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT
(a) On December 12, 2014, a change in control of Pacific Metals Corp. (the "Company") occurred by virtue of the company's largest shareholder, Pacific Gold Corp., selling 15,110,823 shares of the Company's common stock to Legacy Fiduciary Services Limited. Such shares represents 75.2% of the Company's total issued and outstanding shares of common stock. As part of the sale of the shares, Legacy Fiduciary Services Limited arranged with the resigning member of the Company's Board of Directors (see Item 5.02 below), to appoint Mr. Lok Khing Ming as the sole officer and director of the Company.
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective December 12, 2014, the Company accepted the resignations of Robert Landau as the sole officer of the Company and as a member of the Company's board of directors. The resignation of Mr. Landau was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. Simultaneously, Mr. Lok Khing Ming (age 45), was elected as the as the Company's President, Secretary, Treasurer and sole member of the Board.

Biography

Lok Khing Ming
Mr. Lok is currently managing director of SBS Mining Corporation Malaysia Sdn. Bhd., a company engaged in mining and trading iron ore. Mr. Lok's responsibilities include leading the exploration for mining opportunities in and around Malaysia, developing business strategies and implementing the Company's marketing plan. From 2007-2010, Mr. Lok was General Manager of Asia East Coast Mining Sdn. Bhd., a company engaged in gold mining.

In November 1991 Mr. Lok earned a Diploma in Electronic Engineering from the Federal Institute of Technology, Malaysia.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC METAL CORP.

DATE: December 29, 2014		/s/Lok Khing Ming
Lok Khing Ming
President